UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2010

Zurvita Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-145898	26-0531863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Gessner
Houston, Texas 77024
 (Address of principal executive offices and Zip Code)
___________________

713-464-5002
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On December 2, 2010, Zurvita Holdings, Inc. (the “Company”) entered into an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Agreement”) with OmniReliant Holdings, Inc. (“Omni”) whereby it purchased all of Omni’s right and title to the “Local Ad Link” software (the “Assets”) (the “Asset Sale”).  In consideration for the Asset Sale, the Company agreed to (i) assume all payments, expenses, costs and liabilities of any kind or nature, as they relate to the Assets, (ii) terminate the license agreement, dated as of October 9, 2009 by and between the Company and Omni (however, the promissory note in the principal amount of Two Million Dollars ($2,000,000) issued by the Company under such license agreement and held by Omni (the “Note”) shall remain outstanding, due and payable), and (iii) cause copies of the Assets (the “LAL Copies”), including copies of the URL, Trademark and source codes, to be placed in an Iron Mountain Account.

Additionally, in connection with the Asset Sale, the Company and Omni entered into a security agreement (the “Security Agreement”) dated December 2, 2010 securing the Note with certain of the Company’s assets, including the LocalAdLink Software and the LAL Copies placed in the Iron Mountain Account.

Item 9.01      Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations
10.2	Security Agreement

SIGNATURES

        In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ZURVITA HOLDINGS, INC.

Dated: December 8, 2010	By:	/s/ Jay Shafer
Jay Shafer, Co-Chief Executive Officer